Sub-Item 770:  Transactions Effected Pursuant to
Rule 10f-3

Name of Fund:  City National Rochdale California Tax
Exempt Bond Fund
Name of Underwriter or Dealer Purchased From:
William Blair
Names of Underwriting Syndicate Members:  Bank of
America Merrill Lynch, Morgan Stanley & Co. LLC,
Fidelity Capital Markets, Academy Securities, Alamo
Capital, Blaylock Beal Van, LLC, BMO Capital Markets
GKST, Citigroup Global Markets, Drexel Hamilton,
FirstSouthwest, Goldman Sachs & Co, Great Pacific
Securities Inc., J.P. Morgan Securities LLC,
Jeffries LLC, Mischler Financial Group LLC,
Oppenheimer & Co., Piper Jaffrey, Ramirez & Co.,
Inc., RBC Capital Markets, RH Investment Co., Robert
W. Baird & Co., Inc., Siebert Brandford Shank & Co.,
Southwest Securities, Inc., Stifel, Nicolaus &
Company, Inc., U.S. Bancorp Investment Inc., Wedbush
Securities Inc., Wells Fargo Securities, William
Blair & Company, L.L.C
Name of Issuer:  State of California
Security Description:	(a) CALIFORNIA ST FOR
PREVIOUS ISS, 3.000% Due 03-01-18
			(b) CALIFORNIA ST FOR PREVIOUS
ISS, 4.000% Due 03-01-18
Trade Date:  3/5/2015
Dollar Amount Purchased:	(a) $1,058,640
				(b) $1,087,680
Number of Shares or Par Value of Bonds Purchased:
(a) 1,000,000; (b) 1,000,000
Price Per Unit:  (a) $105.864; (b) $108.768
Aggregate Value of Securities Offered:
$1,900,000,000.00
Resolution Approved:  Approved at the May 14, 2015
Board Meeting